EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Avnet, Inc.:
We consent to the incorporation by reference in the registration statements No. 333-107474 on Form S-3 and Nos. 33-43855, 33-64765, 333-17271, 333-45735, 333-55806, 333-00129, 333-45267, 333-89297, 333-101039, 333-112057, 333-112062, and 333-112063 on Form S-8, of Avnet, Inc. of our reports dated August 29, 2006, with respect to the consolidated balance sheets of Avnet, Inc. and subsidiaries as of July 1, 2006 and July 2, 2005, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended July 1, 2006, and related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of July 1, 2006, and the effectiveness of internal control over financial reporting as of July 1, 2006, which reports appear in the July 1, 2006, annual report on Form 10-K of Avnet, Inc.
As discussed in Note 1 to the consolidated financial statements, effective July 3, 2005, the Company adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, Share-Based Payment.
/s/ KPMG LLP
Phoenix, Arizona
August 29, 2006